Exhibit 23.1

[Letterhead of SHATSWELL, MacLEOD & COMPANY, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135035 and 333-136875) of New England Bancshares, Inc. of our report dated June 22, 2012, related to the statements of net assets available for benefits of as December 31, 2011 and 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011 which are included in the December 31, 2011 Annual Report on Form 11-K of New England Bank Employees' Savings & Profit Sharing Plan and Trust.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
June 27, 2012